Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made and entered into as of this 12th day of March, 2013, by and between F.I.T.T. Energy Products, Inc., a Nevada corporation (the "Company") and Anna Rawson (the "Consultant"), (individually, a "Party"; collectively, the "Parties").

RECITALS

WHEREAS, Consultant has extensive experience in the areas of product representation, including product endorsement in radio and television interviews as well as public appearances at corporate events; and

WHEREAS, Consultant has an extensive following in social media (Facebook, Twitter, Instagram, etc.); and

WHEREAS, the Company desires to retain Consultant to use her product representation expertise to help drive sales of the Company's 2-ounce energy shot products (the "FITT Energy Shots").

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.         CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the "Consulting Services"). Consultant hereby agrees to utilize her best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2.         TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof. This Agreement has a term of 24 months beginning on the date hereof. Either Party hereto shall have the right to immediately terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

3.         TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies or in the operation of her existing consulting business.

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4.        PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most Consulting Services in accordance with this Agreement at Consultant's offices. In addition, the Consultant will perform Consulting Services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.        INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of her duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

6.       COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference. The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant's performance of services and receipt of fees under this Agreement. The Consultant will be reimbursed for any expenses occurred in the normal course of providing the described consulting services. Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security; provide consulting contract insurance or disability insurance contributions; or obtain worker's compensation insurance on the Consultant's behalf. The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to the Consultant under this Agreement. The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

7.       CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not use or disclose any such information to any individual or organization without the non-disclosing Party's prior written consent. It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.        INDEMNIFICATION

Each Party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other Party (the "Indemnified Party") from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified

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Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

9.       COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)        Comply with all federal and state laws;

(b)        Not make any representations other than those authorized by the Company; and

(c)        Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

10.     MISCELLANEOUS

(a)       This Agreement shall be constructed and interpreted in accordance with and governed by the laws of the State of California.

(b)       The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

(c)        If either Party to this Agreement brings an action on this Agreement, the prevailing Party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys' fees and expenses and court costs.

(d)       This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.

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(e)       This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(f)        No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

(g)         If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

F.I.T.T. ENERGY PRODUCTS, INC.	ANNA RAWSON
a Nevada corporation	an Individual

/s/ Michael R. Dunn	/s/ Anna Rawson
By: Michael R. Dunn	By: Anna Rawson
Its: Chief Executive Officer

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shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

(g) If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

F.I.T.T. ENERGY PRODUCTS, INC.	ANNA RAWSON
a Nevada corporation	an Individual

/s/ Michael R. Dunn	/s/ Anna Rawson
By: Michael R. Dunn	By: Anna Rawson
Its: Chief Executive Officer

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consulting Services shall include, but not be limited to, the following services, pursuant to the terms of this Agreement:

BASIC SERVICES

•	Perform a photo and video shoot incorporating the use and benefits of the FITT Energy Shots in Consultant's lifestyle. The photos and video may be used in all Company marketing efforts including its web site, television, social media, and all other mediums that will be used to enhance the FITT brand for the best results. Uses of Consultant's likeness by Company would require Consultant's prior approval.
•	Work with the Company to develop a social media campaign and update schedule, with Consultant updating social media no less than twice per month.
•	Work with the Company to develop a public appearance and interview campaign.
•	Make the equivalent of two (2) full-day public appearances for the Company during any 12-month period. No public appearance will be scheduled for less than one-half day. Public appearances will be mutually scheduled by Company and Consultant with the intention that they will fit into Consultant's schedule.
•	Conduct six (6) radio or television interviews during any 12-month period. Each radio or television interview will not last longer than one hour and will be mutually scheduled by Company and Consultant with the intention an interview would fit into Consultant's schedule.
•	Promote the FITT Energy Shot brand by wearing Company-provided clothing and accessories during Company-sponsored public appearances or golfing events.
•	During any a public appearance golfing event whether corporate or charitable, wear Company-provided golf attire and carry a Company-provided golf bag, all of which will bear the FITT Energy logo in a professional acceptable manner.

ADDITIONAL SERVICES

•	Perform additional photo and video shoots.
•	Make additional public appearances.
•	Conduct additional radio or television interviews.
•	Any other service agreed to between Company and Consultant.

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EXHIBIT B

TERMS OF COMPENSATION

The Consultant's compensation hereunder shall be as follows:

1. STOCK. The Company will issue Consultant 100,000 shares of its common stock. These shares will be in payment of the Basic Services outlined in Exhibit A. The Company has recently received a share purchase commitment for $10 million requiring a funding over the next ninety (90) days at approximately $1.07 per share. In the event the commitment is fully funded, the Company is required to enter into a merger agreement with a public entity wherein the surviving public entity will have 40 million outstanding shares and certain Company shareholders will be diluted. Shares issued to Consultant under this agreement will not be diluted as a result of the aforementioned merger.

2. CASH. If the Company requests that Consultant perform any of the Additional Services described in Exhibit A, the Company pay Consultant a cash fee as follows:

a.	Photo, video shoot rate - $ 5,000.00 for full day; $2,500.00 for half day
b.	Public appearance rate - $ 5,000.00 for full day; $2,500.00 for half day
c.	Travel time rate (for out of area shoots and events) - $ 250.00 per travel hour
d.	Radio interview rate - $ 500.00 per hour
e.	Television interview rate - $500.00 per hour (interview plus prep time) with a minimum of 2 hours per interview

3. COMPANY PROVIDED ITEMS. The Company will provide Consultant clothing and accessories with the FITT Energy logo. In addition, the Company will provide Consultant with a golf bag of Consultant's choosing containing the FITT Energy logo and other design features acceptable to Consultant.

4. EXPENSES. Consultant shall be reimbursed for all out-of-pocket expenses in the performance of the Consulting Services. Expenses will be reimbursed upon submission of receipts or accounting to the Company, including, but not limited to, all travel and entertainment expenses, telephone charges, facsimile costs, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company's business as substantiated by documentation. Any expenditure above $500 will require pre-approval by the Company.

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